EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 5, 2026, with respect to the financial statement of Balanced Dividend Sustainability & Income Portfolio 2026-1(included in Invesco Unit Trusts, Series 2462) as of February 5, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-292094) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
February 5, 2026